Exhibit 10.2

CONTINENTAL BUILDING PRODUCTS, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Article 1 — Introduction

1.1 Purpose of Plan. Continental Building Products, Inc. (and, together with its Subsidiaries, the “Company”) considers it essential and in the best interests of the Company and its stockholders to promote and preserve the continuous employment of key management personnel. The Compensation Committee recognizes that, as is the case with many publicly held corporations, a Change in Control, and the uncertainty and questions that it may raise among management may result in departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Compensation Committee has adopted the Continental Building Products, Inc. Executive Severance and Change in Control Plan (the “Plan”) to enable certain key management personnel to devote their full and continued attention to the Company’s business affairs during the crucial (and often tumultuous) period preceding and immediately following a Change in Control. The Plan is also intended to provide for severance payments to a Participant whose employment is terminated under certain circumstances not involving a Change in Control. This Plan document is also the summary plan description of the Plan.

1.2 Initial Term. This Plan will commence on the Effective Date and shall continue in effect for a period of two (2) years (the “Initial Term”).

1.3 Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”) on the same terms and conditions, unless the Plan is either terminated or amended by the Compensation Committee in its sole discretion at the end of the Initial Term or a Successive Period, in which case the Plan with either terminate at the end of the applicable term or continue under the new terms approved by the Compensation Committee.

Article 2 — Definitions

Whenever used herein, the following terms have the following meanings unless a different meaning is clearly intended:

2.1 “Accounting Firm” means the public accounting firm designated in Section 5.3(b).

2.2 “Accrued Obligations” means: (a) Base Salary and other benefits earned by a Participant through the Date of Termination that remains unpaid, (b) any bonus earned with respect to any period which ended prior to the Date of Termination, which remains unpaid, (c) any reimbursement or payment due to the Participant on or prior to the date of Termination, which remains unpaid, and (d) the value of any unused vacation or other paid-time off determined under the Company’s personnel policy. These amounts will be paid no later than 30 days after the Participant’s Date of Termination and where applicable will be based on the rate of compensation and value of benefits in effect on the Participant’s Date of Termination

2.3 “Administrator” means the Compensation Committee, or such other person or committee as may be appointed from time to time by the Board or Compensation Committee to supervise administration of the Plan.

2.4 “Applicable Severance Period” means (a) with respect to a Tier I Executive, twenty-four (24) months for purposes of Section 5.1(d), Section 6.1(d), Section 6.2, and Section 8.3; and (b) with respect to a Tier II Executive, twelve (12) months for purposes of Section 5.1(d), Section 6.1(d), Section 6.2, and Section 8.3.

2.5 “Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination.

2.6 “Benefit Multiplier” means (a) with respect to a Tier I Executive, two (2) for purposes of Section 5.1(b) and Section 6.1(b); and (b) with respect to a Tier II Executive, one (1) for purposes of Section 5.1(b) and Section 6.1(b).

2.7 “Board” means the Company’s Board of Directors.

2.8 “Bonus Amount” means the Participant’s annual bonus target opportunity in effect during the year of the Participant’s termination.

2.9 “Cause” means the Participant’s (a) willful and continued failure to substantially perform assigned duties for the Company (other than any such failure resulting from the Participant’s disability) if such failure to perform is not fully cured by the Participant within ten (10) days after he or she receives written notice of such failure from the Company; (b) gross misconduct which is materially and demonstrably injurious to the Company; (c) willful violation of any of the covenants contained in Article 8 of this Plan; (d) conviction of, or plea of nolo contendere, to (i) a felony or (ii) any other crime which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company; (e) commission of an act of misappropriation, fraud, embezzlement, or material breach of fiduciary duty to the Company; or (f) a material violation of the Company’s code of conduct or any other policy of the Company that applies to the Participant.

2.10 “Change in Control” means an event that shall be deemed to have occurred on any of the following:

(a) at any time during a period of twelve (12) consecutive months, the Incumbent Directors cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director;

        (b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the

Company or any employee benefit plan (or related trust) sponsored or maintained by the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed SEC Schedule 13G (or any successor form or filing) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);

(c) the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any amount payable under this Plan that is subject to Code Section 409A (and for which no exception applies), a Change in Control shall not be deemed to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder.

2.11 “CIC Participant” means a Participant who the Compensation Committee has designated as an individual eligible for the additional change in control benefits set forth in Article 5. Exhibit A sets forth the list of CIC Participants as of the Effective Date. Exhibit A may be amended by the Compensation Committee as indicated in Section 10.2.

2.12 “Code” means the Internal Revenue Code of 1986, as amended.

2.13 “Company” means Continental Building Products, Inc., a Delaware corporation, and any successor entity thereto.

2.14 “Compensation Committee” means the compensation committee of the Board.

2.15 “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Participant applicable to or in any way related to: (i) the present or future business of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Participant specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available product or literature; information that the Participant lawfully acquires from a source other than the Company or its affiliates or any client or vendor of any member of the Company or its affiliates (provided that such source is not bound by a confidentiality agreement with any member of the Company or its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates.

2.16 “Date of Termination” means the date of the Participant’s Termination for purposes of receiving benefits under the terms of this Plan.

2.17 “Effective Date” means the effective date of this Plan, November 5th, 2015

2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and guidance thereunder. Any reference to a provision in ERISA shall include any successor provision thereto.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20 “Excise Tax” means the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such tax.

2.21 “Good Reason” means any of the following to which a Participant has not consented in writing: (a) a material diminution in the Participant’s Base Salary; (b) a material diminution in the Participant’s authority, duties, or responsibilities; (c) the relocation of the Participant to a facility or a location more than fifty (50) or more miles from the Participant’s principal business location at which the Participant must perform services for the Company; or (d) any other action or inaction that constitutes a material breach of the terms of this Plan; provided however, that such events shall not constitute grounds for Good Reason termination unless such Participant has provided notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, the Company has been provided thirty (30) days to remedy the condition, and such Participant terminates his or her employment with the Company within ninety (90) days following the expiration of such cure period to the extent the condition remains uncured.

2.22 “Incumbent Director” means the members of the Board on the Effective Date.

2.23 “Participant” means any full-time employee of the Company designated by the Compensation Committee to participate in this Plan, whether as a Severance Participant and/or a CIC Participant, including any beneficiary of either.

2.24 “Plan” means Continental Building Products, Inc. Executive Severance and Change in Control Plan, as evidenced by this document, and any amendments thereto.

2.25 “Protected Period” means the period beginning on the date that is six (6) months preceding the date of a Change in Control and ending on the date that is twenty-four (24) months following the effective date of the Change in Control.

For the avoidance of doubt, no enhanced benefits payable to a CIC Participant due to a Termination occurring during the Protected Period (that is, benefits in excess of the benefits due upon a Termination outside the Protected Period) shall be paid prior to the effective date of a Change in Control.

2.26 “Recoupment Policy” means the Company’s executive compensation recoupment policy, as in effect on the Effective Date, or subsequently adopted thereafter, and any amendments thereto.

2.27 “Severance Participant” means a Participant who the Compensation Committee has designated as an individual eligible for the benefits set forth in Article 6. Exhibit A sets forth the list of Severance Participants as of the Effective Date. Exhibit A may be amended by the Compensation Committee as indicated in Section 10.2.

2.28 “Safe Harbor Cap” has the meaning set forth in Section 5.3(a).

2.29 “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12 month period ending on each December 31st (such 12 month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12 month period that begins on the first day of the fourth month following the close of such identification period.

2.30 “Subsidiary” or “Subsidiaries” means any corporation, partnership, venture or other entity in which the Company holds, directly or indirectly, a 50% or greater ownership interest. The Compensation Committee may, at its sole discretion, designate, on such terms and conditions as the Compensation Committee shall determine, any other corporation, partnership, limited liability company, venture or other entity a Subsidiary for purposes of this Plan.

2.31 “Termination” or “Terminates” means a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h).

2.32 “Tier I Executive” means any Participant designated as a Tier I Executive.

2.33 “Tier II Executive” means any Participant designated as a Tier II Executive.

Article 3 — Eligibility to Participate

3.1 Participation. The Plan Administrator shall provide each Participant with a notice in writing indicating that such Participant has been selected for participation in the Plan as a Severance Participant and/or CIC Participant, and the specific level (Tier I or Tier II) at which such Participant shall participate, as of the date designated by the Compensation Committee. The written notice may include such other provisions deemed necessary or appropriate by the Plan Administrator that are not inconsistent with the provisions of the Plan.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan if (a) the Participant Terminates employment with the Company under circumstances not entitling him or her to benefits under the Plan; (b) the Participant breaches his or her obligations under Article 8, as described in Section 8.5; or (c) the amounts and benefits payable under the Plan to a Participant who is entitled to receive benefits under Article 4 of the Plan have been paid or provided to the Participant in full. The Compensation Committee in its sole discretion may remove any Severance Participant or CIC Participant from participation in the Plan, provided that no individual may be so removed from participation in the Plan as a CIC Participant in connection with or in anticipation of a Change in Control that actually occurs.

Article 4 — Eligibility for Benefits

4.1 Termination in Anticipation of or Following a Change in Control. If in anticipation of or following a Change in Control (a) (i) the Company Terminates a CIC Participant without Cause, or (ii) a CIC Participant Terminates for Good Reason by delivering to the Company a written notice that specifies in reasonable detail the facts and circumstances claimed to provide a basis upon which the CIC Participant believes that Good Reason has arisen; provided that the Company does not cure such Good Reason event within 30 days after the notice is delivered, or the Company does not contest that Good Reason exists; and (b) the date of Termination is within the Protected Period, then the Company will pay or provide to the CIC Participant the payments and benefits described in Article 5.

4.2 Termination Not In Anticipation of or Connected with Change in Control. If the Company Terminates a Participant (a) without Cause, or (b) a Participant Terminates for Good Reason by delivering to the Company a written notice that specifies in reasonable detail the facts and circumstances claimed to provide a basis upon which the Participant believes that Good Reason has arisen; provided that the Company does not cure such Good Reason event within 30 days after the notice is delivered, or the Company does not contest that Good Reason exists; and (c) such Termination is either (i) not connected with a Change in Control or (ii) connected with a Change in Control but not within the Protected Period, then the Company will pay or provide to the Participant the payments and benefits described in Article 6.

4.3 Termination for Any Other Reason. If the Participant Terminates for any reason other than those described in either Section 4.1 or 4.2, including, but not limited to, death, disability, voluntary retirement, termination by the Company for Cause, or voluntary resignation, no payments or benefits will be paid or due to or on behalf of the Participant under this Plan at any time. Notwithstanding this Section 4.3, a Participant may be entitled to benefits under other plans maintained by the Company if the terms of such plans provide such benefits.

4.4 Effect of Employment Agreement. If, at any time a Participant is employed by the Company pursuant to an employment agreement (“Employment Agreement”), the following rules of application will be applied:

(a) If a term is defined in the Plan and in the Employment Agreement and those definitions are not identical, the definition contained in the Employment Agreement will supersede and replace the definition contained in the Plan for purposes of applying that term under both the Plan and the Employment Agreement; and

(b) If an event or a series of related events entitle a Participant to payments under both the Employment Agreement and Article 5 or Article 6 of the Plan, the Participant will be entitled to the payments due under Article 5 or Article 6 reduced by the amounts (if any) received under the Employment Agreement before the payments become due under the Plan and no further payments will be due under the Employment Agreement.

Article 5 — Change in Control Payments and Benefits

5.1 Calculation of Change in Control Payments. If a CIC Participant is eligible for payments and benefits under Section 4.1, the Company will:

(a) Pay the Accrued Obligations (as defined herein);

(b) Make a severance payment to the CIC Participant equal to the product of (i) the Benefit Multiplier (as defined herein) and (ii) the sum of such CIC Participant’s Base Salary and Bonus Amount;

(c) Pay the actual bonus that would have been payable to the CIC Participant for the calendar year that includes the Date of Termination based on actual performance as if the CIC Participant had remained employed through the end of such calendar year; provided, however, that such amount shall be adjusted on a pro rata basis based on the number of days the CIC Participant was actually employed during the bonus plan year in which the Date of Termination occurs;

        (d) Continue for the Applicable Severance Period after the CIC Participant’s Date of Termination, to provide for the CIC Participant’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the CIC Participant’s Date of Termination) all life, disability, medical, dental and/or vision insurance programs in which the CIC Participant (or members of the CIC Participant’s family or other dependents) was participating or was covered immediately before the CIC Participant’s Date of Termination. If the terms of any of the programs just described do not allow the continued participation described in the preceding sentence, the Company will (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, disability, medical, dental and/or vision insurance programs in which the CIC Participant (or members of the CIC Participant’s family or other dependents) was participating immediately before the CIC Participant’s Date of Termination and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the CIC Participant’s experience under any predecessor program in which the CIC Participant (or members of the CIC Participant’s family or other dependents) was participating immediately before the CIC Participant’s Date of Termination. Notwithstanding the foregoing provisions of this Section 5(d), in the event the Company is unable to provide any of the above promised benefits under its benefit plans, the Company will reimburse the CIC Participant for amounts necessary to enable the CIC Participant to obtain similar benefits substantially equal to what was provided to the CIC Participant immediately prior to the CIC Participant’s Date of Termination taking into account the amount of co-payment required by the CIC Participant; provided, that any such reimbursement shall be subject to the following: (A) the benefits or payments provided during any taxable year of the CIC Participant will not affect the benefits or payments to be provided to the CIC Participant in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the CIC Participant’s taxable year following the taxable year in which the expense was incurred; and (C) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment. To the extent that any benefit extended under this Section 5.1(d) would result in taxable compensation for the CIC Participant, the CIC Participant shall be solely responsible for any such taxes. Notwithstanding the foregoing, in the event a CIC Participant becomes reemployed with another employer and becomes eligible to receive group health plan coverage from such employer, the Company’s obligations under this Section 5.1(d) shall cease as of the date such CIC Participant commences such new employment. The CIC Participant shall promptly notify the Company of any such new employment;

(e) Outstanding equity awards shall be treated as follows: (i) all outstanding and unvested stock options and stock appreciation right (“SARs”) shall immediately vest and (along with all other outstanding and vested stock options and SARs) shall remain exercisable for a period of ninety (90) days from the Date of Termination or the last day of the stock option or SAR term, whichever occurs first, and all restrictions on unvested shares of restricted stock and unvested restricted stock units shall immediately lapse, with such shares and units becoming nonforfeitable except to the extent that an award meeting the requirements of a Replacement Award as defined hereof, is provided to the CIC Participant holding such award to replace or adjust such outstanding award (a “Replaced Award”). An award shall qualify as a Replacement Award if: (a) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (b) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (c) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of the Replacement Award are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion; and (ii) any unearned performance shares and unearned performance units shall be deemed to have been earned and paid out in full assuming achievement of one-hundred (100) percent of target level performance as defined in the applicable award agreement. Upon a termination of a CIC Participant’s employment pursuant to Section 4.1 the Replacement Awards shall become fully vested, exercisable, and free of restrictions. In the event that the scheduled expiration date of an option or SAR shall fall within a blackout period that has been declared by the Company and that applies to the CIC Participant, then the expiration date shall automatically be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled expiration date without interruption by any applicable blackout period. Subject to the foregoing, each such equity award shall be subject to the terms of the equity plan and any award agreement pursuant to which such award was granted. If there is inconsistency between the treatment of outstanding equity awards under the terms of this Plan and the terms of the equity plan and award agreement pursuant to which such award was granted, this Plan’s terms shall supersede and replace the conflicting terms of the equity plan and underlying award agreement; provided, that the terms of any equity plan and award agreements granted in the calendar year 2014 shall supersede and replace any conflicting terms of this Plan; and

(f) In addition to the payments and benefits described above, the CIC Participant shall receive any other change in control benefits to which the CIC Participant is entitled under any other plan, program or agreement with the Company. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.

5.2 Form and Timing of Change in Control Payments. For all CIC Participants, unless a payment delay is required under Section 7.4, the change in control severance payments described in: (a) Sections 5.1(a), (b) and (f) shall be made in a single lump sum no later than thirty (30) days after the CIC Participant’s Date of Termination (or, if later, the date of the occurrence of the Change in Control) and (b) Section 5.1(c) shall be made in a single lump sum at the same time as annual bonuses are paid to other senior executives of the Company but not later than March 15th next following the Date of Termination.

5.3 Treatment Under Code Section 280G.

(a) Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or benefit provided under this Plan, when combined with payments and benefits under all other plans, programs or agreements with the Company, would be subject to an Excise Tax, then the amounts payable to the CIC Participant under the Plan shall be either (i) provided to the CIC Participant in full, or (ii) provided to the CIC Participant but reduced (but not below zero) to the maximum amount that could be paid to the CIC Participant without giving rise to an Excise Tax (the “Safe Harbor Cap”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the CIC Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. The reduction of the amounts payable hereunder, if applicable, shall occur in the following order: (i) any cash severance payable to the CIC Participant, (ii) any other cash amount payable to the CIC Participant, (iii) any benefit valued as a “parachute payment,” (iv) the acceleration of vesting of any equity-based awards that are subject to performance vesting, and (v) the acceleration of vesting of any equity-based awards that are not subject to performance vesting. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Code Section 280G and (y) only to the extent necessary to achieve the Safe Harbor Cap.

        (b) All determinations required to be made under this Section 5.3 shall be made by a public accounting firm that is retained by the Company to provide tax advice as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the CIC Participant within 30 business days of the receipt of notice from the Company or the CIC Participant that there has been a payment, or such earlier time as is requested by the Company. For purposes of making the calculations required by this Section 5.3, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the applicable CIC Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 5.3. Notwithstanding the foregoing, in the event (i) the Compensation Committee shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Audit Committee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All reasonable fees, costs and expenses incurred by the Accounting Firm in connection with any calculations contemplated by this Section 5.3 shall be borne by the Company.

(c) If any good faith dispute arises regarding the determination of a payment of an Excise Tax, then the Company shall pay any and all of the CIC Participant’s professional fees and expenses relating to such dispute, including but not limited to the CIC Participant’s reasonable attorney’s fees.

Article 6 — Severance Benefits

6.1 Severance Payments. If a Severance Participant is eligible for payments and benefits under Section 4.2, the Company shall:

(a) Pay the Accrued Obligations (as defined herein);

(b) Make a severance payment to the Severance Participant equal to the product of (i) the Benefit Multiplier (as defined herein) and (ii) the Severance Participant’s Base Salary;

(c) Pay the actual bonus that would have been payable to the Severance Participant for the calendar year that includes the Date of Termination based on actual performance as if the Severance Participant had remained employed through the end of such calendar year; provided, however, that such amount shall be adjusted on a pro rata basis based on the number of days the Severance Participant was actually employed during the bonus plan year in which the Date of Termination occurs;

(d) Continue for the Applicable Severance Period after the Severance Participant’s Date of Termination, to provide for the Severance Participant’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Severance Participant’s Date of Termination) all life, disability, medical, dental and/or vision insurance programs in which the Severance Participant (or members of the Severance Participant’s family or other dependents) was participating or was covered immediately before the Severance Participant’s Date of Termination. If the terms of any of the programs just described do not allow the continued participation described in the preceding sentence, the Company will (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, disability, medical, dental and/or vision insurance programs in which the Severance Participant (or members of the Severance Participant’s family or other dependents) was participating immediately before the Severance Participant’s Date of Termination and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the Severance Participant’s experience under any predecessor program in which the Severance Participant (or members of the Severance Participant’s family or other dependents) was participating immediately before the Severance Participant’s Date of Termination. Notwithstanding the foregoing provisions of this Section 6(d), in the event the Company is unable to provide any of the above promised benefits under its benefit plans, the Company will reimburse the Severance Participant for amounts necessary to enable the Severance Participant to obtain similar benefits substantially equal to what was provided to the Severance Participant immediately prior to the Severance Participant’s Date of Termination taking into account the amount of co-payment required by the Severance Participant; provided, that any such reimbursement shall be subject to the following: (A) the benefits or payments provided during any taxable year of the Severance Participant will not affect the benefits or payments to be provided to the Severance Participant in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the Severance Participant’s taxable year following the taxable year in which the expense was incurred; and (C) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment. To the extent that any benefit extended under this Section 6.1(d) would result in taxable compensation for the Severance Participant, the Severance Participant shall be solely responsible for any such taxes. Notwithstanding the foregoing, in the event a Severance Participant becomes reemployed with another employer and becomes eligible to receive group health plan coverage from such employer, the Company’s obligations under this Section 6.1(d) shall cease as of the date such Severance Participant commences such new employment. The Severance Participant shall promptly notify the Company of any such new employment; and

        (e) Outstanding equity awards shall be treated as follows: (i) all outstanding and unvested stock options and stock appreciation right (“SARs”) shall immediately vest on a pro rata basis based on the number of days the Participant was actually employed during the vesting period up through the Date of Termination over the total number of days in the vesting period, and (along with all other outstanding vested stock options and SARs) shall remain exercisable for a period of ninety (90) days from the Date of Termination or the last day of the stock option or SAR term, whichever occurs first; (ii) all unvested shares of restricted stock and unvested restricted stock units shall immediately be forfeited back to the Company; and (iii) any unearned performance shares and unearned performance units shall be deemed to have been earned and paid out on a pro rata basis based on the number of days the Severance Participant was actually employed during the applicable performance period up through the Date of Termination over the total number of days in the performance period, and measuring actual performance achieved as of the completion of the applicable performance cycle. In the event that the scheduled expiration date of an option or SAR shall fall within a blackout period that has been declared by the Company and that applies to the Severance Participant, then the expiration date shall automatically be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled expiration date without interruption by any applicable blackout period. Subject to the foregoing, each such equity award shall be subject to the terms of the equity plan and any award agreement pursuant to which such award was granted. If there is inconsistency between the treatment of outstanding equity awards under the terms of this Plan and the terms of the equity plan and award agreement pursuant to which such award was granted, this Plan’s terms shall supersede and replace the conflicting terms of the equity plan and underlying award agreement; provided, that the terms of any equity plan and award agreements granted in the calendar year 2014 shall supersede and replace any conflicting terms of this Plan.

6.2 Form and Timing of Severance Payments. For all Severance Participants, unless a payment delay is required under Section 7.4, the non-change in control severance payments described in: (a) Section 6.1 (a) shall be made in a single lump sum no later than thirty (30) days after the Severance Participant’s Date of Termination, (b) Section 6.1(b) shall be payable in equal installments in accordance with the Company’s normal payroll practices over the Applicable Severance Period, and (c) Section 6.1(c) shall be made in a single lump sum at the same time as annual bonuses are paid to other senior executives of the Company but not later than March 15th next following the Date of Termination.

Article 7 — Conditions Affecting Payments

7.1 Other Benefits. Except as expressly provided in this Plan, a Participant’s right to receive the payments and benefits described in Article 5 or Article 6 will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Participant under any plan, program or agreement between the Participant and the Company.

7.2 No Mitigation. Subject to Section 5.1(d) and Section 6.1(d) the Participant is not required to mitigate the amount of any payment described in this Plan by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in Article 5 or Article 6 be reduced by any compensation the Participant earns in any capacity after Termination or by reason of the Participant’s receipt of or right to receive any retirement or other benefits on or after Termination.

7.3 Withholding. The amount of any payment made under this Plan will be reduced by amounts the Company is required to withhold with respect to any income, wage or employment taxes imposed on the payment.

7.4 Payment Delay Required By Code Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee on the Date of Termination and the Participant is entitled to a payment and/or a benefit under the Plan that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Participant’s death. The first payment that can be made to the Participant following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).

7.5 Limit on Number of Changes in Control. Regardless of any provision of this Plan, if more than one Change in Control (whether or not related) occurs while this Plan is in effect, the total amount payable under this Plan for any one Participant will be the largest amount calculated for that Participant with respect to any single Change in Control occurring during the Plan’s effective period.

Article 8 — Separation Agreement and Participant Obligations

8.1 Separation Agreement. The obligations of the Company to pay or provide the payments and benefits described in Article 5 or Article 6 are contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to execute a separation or like agreement in the form and substance to be provided by Company, containing a general release of the Company and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have, regarding his/her employment or the termination of that employment and shall require that the Participant acknowledge and agree to be subject to the Participant obligations set forth in Article 8 of the Plan, including specifically the obligation to repay Plan benefits pursuant to Section 8.5 of the Plan. The Participant understands that the release portion of the agreement will apply to the maximum extent permitted by law to all claim(s) he or she might have under any federal, state or local statute or ordinance, or the common law, for employment discrimination, wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, or the Family and Medical Leave Act, and all other claims related in any way to the Participant’s employment or the termination of that employment.

8.2 Confidential Information. Except as otherwise required by applicable law, a Participant expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Participant’s employment with the Company, to use any Confidential Information for the Participant’s own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except (a) to employees or agents of the Company that need the Confidential Information to perform their duties on behalf of the Company or (b) in the performance of the Participant’s duties to the Company. The Participant also agrees to notify the Company promptly of any circumstance the Participant believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.

8.3 Non-Competition; Non-Solicitation and Intellectual Property.

        (a) The Participant acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Participant further acknowledges that the Confidential Information is of significant competitive value to the Company the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Participant’s employment and the benefits provided to the Participant (including, without limitation, the benefits payable to the Participant pursuant to this Agreement, the Participant agrees that that during the Applicable Severance Period following the Participant’s Termination, the Participant shall not, without the prior written consent of the Administrator, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Participant owns less than five percent of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, compete with the Company or any subsidiary or affiliate of the Company (collectively, the “Company Group”) within any state, province or region in any country in which the Company Group conducts business as of the Date of Termination. For the purposes of this Section 5(c), the business of the Company Group shall include any business in any state, province or region in any country in which the Company Group conducts business as of the Date of Termination that manufactures and/or sells (i) wallboard for interior and exterior applications, (ii) joint compounds and/or (iii) other related products. The foregoing, however, shall not prevent the Participant’s passive ownership of up to five percent (5%) or less of the equity securities of any publicly traded company. During the Applicable Severance Period following the Participant’s Termination, the Participant may request, in writing, the approval of the Administrator to provide services to a Competing Business in a capacity that is unrelated to the business and products of the Company and that will not result in the unauthorized use or disclosure of Confidential Information to which the Participant had access by virtue of his or her employment with the Company. The Participant agrees to provide any information the Administrator deems necessary to make this determination, and the Administrator shall not unreasonably withhold its approval. Notwithstanding any other provision to the contrary in this Plan, for the purposes of this Section 8.3 only, the term Applicable Severance Period with respect to Tier I Executives shall mean twelve (12) months.

(b) The Participant agrees that during the Applicable Severance Period following the Participant’s Termination, the Participant shall not, either directly or indirectly, on his or her own behalf or in the service or on behalf of others, solicit, recruit or hire any person who either currently is, or as of the Date of Termination is, an employee of the Company or an affiliate for purposes of providing Competitive Services (provided, however, that the foregoing provision shall not prohibit solicitations made by the Participant to the general public or general solicitations to persons employed in the building products business). For purposes of this Agreement, “Competitive Services” means products and services of the manner and kind provided by the Company to any customer during the one-year period preceding Participant’s termination of employment with the Company.

(c) The Participant agrees that, during the Applicable Severance Period, the Participant will not directly or indirectly, for the purposes of providing Competitive Services, (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its subsidiaries (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to the Participant’s knowledge, under consideration by the Company and/or any of its subsidiaries as of the Date of Termination that such Business Contact conducts or could conduct with the Company and/or any of its subsidiaries.

(d) The Participant hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Participant, solely or jointly with others, during the course of performing work for or on behalf of the Company or any subsidiary of the Company, whether as an employee or independent contractor, at any time during the Participant employment with the Company, (ii) that the Participant conceives, develops, discovers or makes in whole or in part during the Participant’s employment by the Company that relate to the business of the Company or any subsidiary of the Company or the actual or demonstrably anticipated research or development of the Company or any subsidiary of the Company, (iii) that the Participant conceives, develops, discovers or makes in whole or in part during or after the Participant’s employment by the Company that are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any subsidiary of the Company, or that result from any work the Participant performs for the Company or any subsidiary of the Company or (iv) developed or created by the Participant, solely or jointly with others, at any time before the Participant’s employment with the Company, that relate to or involve the Company’s businesses (including, but not limited to, the business of the Company (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Participant for any reason retains any right, title or interest in or relating to any Work Product, the Participant agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Participant’s employment with the Company, the Participant will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Participant will promptly disclose to the Company any such Work Product in writing.

8.4 Non-Disparagement. The Participant agrees that he or she shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known or otherwise impact the Company’s business, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or its officers, directors and employees, or any person affiliated with the Company, or the reputations of any of its past or present shareholders, officers, directors, agents, representatives and employees unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order.

8.5 Effect of Breach of Obligations. If a Participant breaches any obligation contained in this Article 8:

(a) If that breach occurs prior to the Participant’s Termination, his or her participation in this Plan shall terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date, and no amounts will be due under this Plan; or

(b) If that breach occurs or becomes apparent after the Participant’s Termination, no amounts will be due under this Plan and the Participant must repay any amounts paid under either Article 5 or Article 6 of this Plan, plus interest calculated at the prime rate of interest quoted in the Wall Street Journal, over the period beginning on the date of the payment to the Participant under the Plan and ending on the date of repayment.

8.6 Recoupment. In addition to the recovery right described in Section 8.5, if the Company is required to prepare an accounting restatement that would trigger recoupment under the Company’s Recoupment Policy, any amount to be repaid by a Participant under the Recoupment Policy may be withheld by the Company from amounts otherwise payable by the Company to the Participant under this Plan.

8.6 Enforceability. To the extent any provision of this Article 8 shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Article 8 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article 8 shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

Article 9 — Administration of the Plan

9.1 Administrator. The administration of the Plan shall be under the supervision of the Administrator. The Administrator shall have the discretionary authority to make eligibility determinations, all necessary factual determinations and to construe terms under this Plan. The Administrator shall have the discretionary authority to delegate its authority to any committee or individual and to hire such accountants, counsel, actuaries, consultants or other experts it determines necessary for the administration of this Plan.

9.2 Reliance on Tables, Etc. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Administrator.

9.3 Claims and Review Procedure.

(a) Claims Procedure. Any person who believes he or she is being denied any rights or benefits under the Plan may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within ninety (90) days after the claim is received by the Administrator (or within one hundred eighty (180)) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances are given to such person within the initial ninety (90) day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his or her claim.

(b) Review Procedure. Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within sixty (60) days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for the review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific reference to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Administrator (or within one hundred (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances are given to such person within the initial sixty (60) day period). If the decision on review is not made within such period, the claim will be considered denied.

9.4 Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any member of the Compensation Committee serving as the Administrator and any employee assisting the Administrator in connection with its duties (including any individual who formerly served as a member of the Compensation Committee or who assisted the Administrator), against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Compensation Committee) incurred by the Administrator or such employee in connection with the administration of this Plan, including but not limited to the application of the Claims and Reviews Procedures set forth herein.

9.5 Named Fiduciary. For purposes of ERISA, the named fiduciary of the Plan shall be the Company.

Article 10 — Duration, Amendment and Termination

10.1 Duration. This Plan shall remain in effect until terminated as provided in Section 10.2. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until the later of (a) the date on which all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full or (b) twenty-four (24) consecutive calendar months have elapsed after the Change in Control.

10.2 Amendment and Termination.

(a) Unless a Change in Control has previously occurred, the Plan, including but not limited to any individual Participant’s participation in the Plan as identified in Exhibit A, may be terminated or amended in any respect by resolution adopted by the Compensation Committee. Termination of this Plan entirely or termination of any individual Participant’s participation in the Plan shall occur at the end of the Initial Term or at the end of any Successive Period thereafter, by giving all Participants (or select Participants, if terminating select Participants’ participation in the Plan) written notice of intent not to renew, delivered at least thirty (30) days prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress. However, after the Compensation Committee has knowledge of a possible transaction or event that if consummated would constitute a Change in Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Compensation Committee has determined that all transactions or events that, if consummated, would constitute a Change in Control have been abandoned and will not be consummated, and, provided that, the Compensation Committee does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Plan participation.

(b) The Compensation Committee in its sole discretion may add or remove any Severance Participant or CIC Participant from participation in the Plan as of any date specified by the Compensation Committee, provided that no CIC Participant may be so removed from participation in the Plan as a CIC Participant in connection with or in anticipation of a Change in Control that actually occurs. At the time that the Compensation Committee adds or removes any Severance Participant or CIC Participant from participation in the Plan the Compensation Committee should also amend Exhibit A to the Plan. In the event of a conflict between the official record of proceedings of the Compensation Committee and the Plan and Exhibit A, the official record of proceedings of the Compensation Committee shall control.

Article 11 — Successors; Binding Agreement

11.1 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to unconditionally assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the CIC Participants to payments and benefits in the same amount and on the same terms as such CIC Participants would be entitled hereunder if they had satisfied the requirements of Section 4.1, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

11.2 Binding Agreement. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article 12 — Miscellaneous

12.1 Elections and Notices. Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by the Company or shall be made in such other manner as permitted or required by the Company, including through electronic means, over the internet or otherwise. An election shall be deemed made when received by the Company (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.

If not otherwise specified by this Plan or the Company, any notice or filing required or permitted to be given to the Company under the Plan shall be delivered to the principal office of the Company, directed to the attention of the General Counsel for the Company or his or her successor. Such notice shall be deemed given on the date of delivery.

        Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of the Company or, at the option of the Company, to the Participant’s e-mail address as shown on the records of the Company. It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of the Company. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

12.2 Governing Law; Validity. To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

12.3 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken thereunder shall be construed as giving any Participant the right to be retained in the employ of the Company.

12.4 Funding. Benefits are paid from the Company’s general assets.

12.5 Invalidity. In the event any provision of this Plan is held to be illegal or invalid, the remaining provisions of the Plan shall not be affected thereby.

12.6 Code Section 409A. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall be interpreted either to be exempt from the provisions of Code Section 409A or, to the extent subject to Code Section 409A, comply with Code Section 409A and any regulations and other guidance thereunder. Notwithstanding anything to the contrary in Article 10, this Plan may be amended at any time, without the consent of any Participant, to avoid the application of Code Section 409A in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of any award made under the Plan, and the Company shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code Section 409A.

Appendix A

Severance Participant:	CIC Participant:

Tier I Executives	Tier I Executives

James Bachmann, President and CEO	James Bachmann, President and CEO

Tier II Executives	Tier II Executives

Dennis Schemm, Chief Financial Officer	Dennis Schemm, Chief Financial Officer

Timothy Power, SVP General Counsel and Secretary	Timothy Power, SVP General Counsel and Secretary

David Obergefell, SVP Manufacturing	David Obergefell, SVP Manufacturing

Muhammad Shahbaz Malik SVP Sales, Marketing & Supply Chain	Muhammad Shahbaz Malik, SVP Sales, Marketing & Supply Chain

Dennis Romps, SVP Chief Accounting Officer	Dennis Romps SVP Chief Accounting Officer

Isabelle Shiffrin, VP Human Resources	Isabelle Shiffrin, VP Human Resources

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